Exhibit 10.1

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011 USA
Phone: 717.763.7064
Fax: 717.763.6424
Web: www.harsco.com

July 28, 2012

Patrick Decker

Dear Patrick:

On behalf of Harsco Corporation, I am pleased to confirm our offer of employment for the position of President and Chief Executive Office at an annual base salary of $825,000, located in Camp Hill, Pennsylvania. Your responsibilities will be consistent with the discussions in your interviews and will include driving the strategic direction and financial success of Harsco.

In addition to the base salary mentioned above, we will also provide the following as part of our offer:

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You will be eligible for an annual incentive award based on the achievement of Economic Value Added objectives set by the Harsco's Board of Directors. The target award available to you will be 100% of your base earnings for the 2012 plan year, with a maximum award of 200% for the 2012 calendar year. Your annual incentive in 2012 will be pro-rated based upon your start date and participation is subject to the terms of the 1995 Executive Incentive Compensation Plan, as amended and restated to date (the “Plan”). Plan design and payout criteria are reviewed periodically, are subject to change and are at the sole discretion of the Harsco Board of Directors.

•
You will be eligible to participate in the Harsco Long-Term Incentive Plan (LTIP). Your annual LTIP value for 2012 will be 200% of your base salary and will be pro-rated for the 2012 plan year. The plan grants a combination of restricted stock units and Stock Appreciation Rights for the 2012 plan year, as outlined below:

Long Term Incentive	Proportion of Award	Vesting Schedule
Restricted Stock Units	1/3 of value	100% after three years
Stock Appreciation Rights	2/3 of value	20% per year

•
As noted above, you will be granted a pro-rated award for 2012 as of close of business on your date of hire which will vest using the above schedule. Additionally, you will have a share ownership requirement of five (5) times your actual base salary. You will have five (5) years from your date of hire to meet your share ownership requirements. Participation is subject to the terms of the Plan. Plan design, share ownership requirements, participation and any grants in the LTIP are reviewed annually, are subject to change and are at the sole discretion of the Harsco Board of Directors.

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Incentive awards granted to you will be subject to Harsco's clawback policy, and to any additional clawback provisions that we may adopt in the future in accordance with regulations to be issued under the Dodd-Frank Wall Street Reform Act.

•	Four weeks annual paid vacation.

•	You will be eligible for health and welfare benefits as described by Janet Hogan. Details of the benefits will be provided at orientation or please feel free to call Janet at (717) 975-5660.

•
For your relocation to the Harrisburg, Pennsylvania, Area, Harsco will assume the expenses outlined in the enclosed Policy, “Transfers and Relocation of Employees”. Although each geographic move is unique, we believe this will cover most of the major costs you will incur. Please note this is subject to repayment on a pro-rated basis if you voluntarily terminate your employment or are terminated for cause within 18 months of your start date.

In the event of change of control you will be eligible for three years severance in accordance with the terms of the Change in Control Severance Agreement presented to you under separate cover.

In connection with your joining the Company, you will be appointed as an executive member of Harsco's Board of Directors until the next Annual Meeting of our shareholders.

Please be aware that, since your position will involve significant access to Harsco confidential information and/or valuable business relationships, you will be required to sign the Harsco Confidentiality Agreement attached hereto and Harsco's Non-Competition Agreement (which will be provided to you at a later date) as a condition of our employment offer.

By signing below, you represent that your employment as President and Chief Executive Officer of Harsco will not conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which you are a party or to which you may be subject.

This offer is contingent upon successful completion of a drug screen, which must be accomplished prior to starting employment. We will be contacting you to make arrangements for the drug screen at your earliest convenience.

We look forward to your formal acceptance of our offer so that you may begin your employment with Harsco. Please note your acceptance by signing and returning the enclosed copy of this letter. Should you have any questions, please contact Janet Hogan, VP and CHRO, at (717) 975-5660.

Sincerely,

/s/ Henry Knueppel                        /s/ Patrick Decker    July 30, 2012
Henry Knueppel                        Accepted        Date
Interim CEO and Chairman of the Board

cc: Janet Hogan